Exhibit 99.1

NEWS RELEASE

Contacts:	Falcon Minerals:
Brian Begley bbegley@falconminerals.com

FALCON MINERALS ANNOUNCES NEW MEMBERS APPOINTED TO THE BOARD OF DIRECTORS

NEW YORK, NY – April 25, 2019 – Falcon Minerals Corporation (“Falcon” or the “Company”) (NASDAQ: FLMN, FLMNW) announces today that the Company has added two new members to its Board of Directors. Mr. Alan J. Hirshberg and Mr. Eric Liaw have joined the Falcon Board of Directors (the “Board”) effective today, April 25, 2019.

Mr. Hirshberg has worked with Blackstone as a Senior Advisor since January 2019. He joined ConocoPhillips in 2010 as its Senior Vice President, Planning and Strategy, and retired in January 2019 as its Executive Vice President, Production, Drilling and Projects, a position he held since April 2016. In this role, he had responsibility for ConocoPhillips' worldwide operations, as well as supply chain, aviation, marine, major projects and engineering functions. Prior to joining ConocoPhillips, Mr. Hirshberg worked at Exxon and ExxonMobil for 27 years, serving in various senior leadership positions in upstream research, production operations, major projects and strategic planning. Mr. Hirshberg earned Bachelor and Master of Science degrees from Rice University.

Mr. Liaw is a Senior Managing Director in the Private Equity Group at Blackstone. Since joining Blackstone in November 2014, Mr. Liaw has been involved with Blackstone's investments in EagleClaw Midstream, Guidon Energy, Huntley & Huntley Energy Exploration, Jetta Energy Permian, Primexx Energy Partners, Rock Ridge Royalty, Royal Resources and Ulterra Drilling Technologies, among others. From August 2008 until August 2014, Mr. Liaw was a Principal at TPG Capital, where he evaluated and executed investment opportunities in the energy sector. From July 2004 to July 2006, Mr. Liaw was an associate at Bain Capital, where he focused on private equity investments in a wide range of industries. Mr. Liaw earned his Bachelor of Arts and Bachelor of Business Administration degrees from the University of Texas at Austin and his Master of Business Administration degree from Harvard Business School.

Mr. Hirshberg fills the vacancy created when Mr. David Foley resigned from the Board in December 2018, and Mr. Liaw will replace Mr. Angelo G. Acconcia, who resigned from the Board today. Mr. Hirshberg has been appointed to the Board’s Nominating and Corporate Governance Committee, and Mr. Liaw has been appointed as the Chairman of the Board’s Compensation Committee.

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted minerals rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt and Gonzales Counties in Texas. The Company also owns additional assets of approximately 68,000 gross unit acres in Pennsylvania, Ohio and West Virginia prospective for the Marcellus Shale. For more information, visit our website at www.falconminerals.com.